Exhibit 5.1

Transocean Ltd. Blandonnet International Business Center Building F, 7th Floor Chemin de Blandonnet 2 1214 Vernier Switzerland	Homburger AG Prime Tower Hardstrasse 201 | CH–8005 Zurich P.O. Box 314 | CH–8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch
November 22, 2016 325336|7294141v2

Transocean Ltd.

Ladies and Gentlemen:

We have acted and are acting as special Swiss counsel to Transocean Ltd., a company limited by shares incorporated under the laws of Switzerland (the Company), in connection with an amendment to the Registration Statement on Form S-4MEF (the Registration Statement) to be filed with the United States Securities and Exchange Commission (the SEC) on the date hereof under the Securities Act of 1933, as amended (the Act), with respect to the registration of up to 23,834,608 registered shares of the Company, each with a par value of CHF 0.10 (the Registered Shares), that may be delivered pursuant to the Merger Agreement (as defined below). As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used herein shall have the meaning attributed to them in the Documents (as defined below) unless otherwise defined herein.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof as currently applied by the Swiss courts. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any document referred to in the Documents (other than listed below) or any other matter.

2 | 5

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For the purpose of giving this opinion, we have only examined originals or copies of the following documents (collectively the Documents):

(i)

An copy of the executed agreement and plan of merger among Transocean Ltd., Transocean Partners Holdings Limited, TPHL Holdings LLC and Transocean Partners LLC, dated as of July 31, 2016, as amended by the Amendment to Agreement and Plan of Merger to the Agreement and Plan of Merger, dated as of November 21, 2016 (the Merger Agreement);

(ii)

An copy of the executed option agreement, dated as of July 31, 2016, by and between Transocean Ltd. and Transocean Partners Holdings Limited (the Option Agreement), as amended by the amendment agreement to the Option Agreement, dated as of November 22, 2016;

(iii)

A copy of the Articles of Association (Statuten) of the Company in the form as deposited with the Commercial Register of the Canton of Zug, Switzerland, dated as of May 12, 2016 (the Articles of Association);

(iv)	A copy of a certified excerpt from the Commercial Register of the Canton of Zug, Switzerland, for the Company, dated as of November 15, 2016(the Excerpt);
(v)

A copy of (1) the resolutions of the Company's board of directors, dated as of May 13, 2016 and August 12, 2016 and (2) the resolutions of the Company's special committee as of May 27, 2016, July 25, 2016 and November 18, 2016 (the Resolutions); and

(vi)	A certificate provided by the secretary of the Company's board of directors, dated as of November 22, 2016, relating to the Resolutions and the Excerpt.

No documents have been reviewed by us in connection with this opinion other than those listed above. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

II.	Assumptions

In rendering the opinion below, we have assumed the following:

(a)	The filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Swiss law;

3 | 5

(b)

all copies, fax copies or electronic versions of the documents produced to us conform to the respective original documents and the originals of such documents were executed in the manner and by the individuals appearing on the respective copies;

(c)	all signatures appearing on all original documents or copies thereof which we have examined are genuine;
(d)	all factual information contained in, or material statements given in connection with, the Documents are true and accurate;
(e)	the Registration Statement has been filed by the Company;
(f)

any Registered Shares issued out of the Company's conditional share capital pursuant to Article 6 of the Articles of Association (the Conditional Share Capital) will be listed on the New York Stock Exchange in accordance with applicable laws and regulations;

(g)

all authorizations, approvals, consents, licenses, exemptions and other requirements, other than those required under Swiss law for the issuance of the Registered Shares, for the filing of the Registration Statement or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(h)	the exercise notice with respect to Registered Shares issued out of Conditional Share Capital will be duly delivered in accordance with Swiss law and the Option Agreement;
(i)

upon delivery of the exercise notice with respect to Registered Shares issued out of Conditional Share Capital, the Company will register the Registered Shares issued out of the Conditional Share Capital in the Company's uncertificated securities register (Wertrechtebuch).

(j)	the performance of the contribution in money shall be made at a banking institution subject to the Federal Law of November 8, 1934, Relating to Banks and Savings Banks, as amended; and
(k)	The Documents (other than the Articles of Association and the Excerpt) are correct, complete and up-to-date.
III.	Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.

The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

4 | 5

2.

The Company's share capital registered in the Commercial Register of the Canton of Zug amounts to CHF 37,096,738.20, divided into 373,967,382 Registered Shares with a par value of CHF 0.10 each. Such Registered Shares have been validly issued, fully paid and are non-assessable.

3.

The Registered Shares that may be issued from the Conditional Share Capital in connection with the Merger Agreement, if and when such Registered Shares are issued pursuant to the Option Agreement, and after at least the issue price for such Registered Shares has been paid-in in cash, will be validly issued, fully paid and non-assessable.

IV.	Qualifications

The above opinions are subject to the following qualifications:

(a)

The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)

The exercise of voting rights and rights related thereto with respect to any Registered Shares is only permissible after registration in the Company's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles of Association.

(c)	We express no opinion as to any commercial, accounting, tax, calculating, auditing or other non-legal matter.
(d)

We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it;

(e)

Any issuance of the Registered Shares out of Conditional Share Capital must be confirmed by the auditor of the Company, and amended Articles of Association of the Company reflecting the issuance of Registered Shares out of the Conditional Share Capital, together with ascertainments by the Company's board of directors in a public deed and said confirmation by the Company's auditor, must be filed with the competent commercial register no later than three months after the end of the Company's fiscal year 2016.

Without qualifying our opinion in Section III.3, we further note that we do not express an opinion as regards the withdrawal of the Company's shareholders' advance subscription rights (Vorwegzeichnungsrechte) in connection with the option granted under the terms of the Option Agreement to the extent that the Company's Board of Directors is required to make any factual determination or to use its business judgment in connection with the withdrawal of such rights.

5 | 5

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland.

Sincerely yours
HOMBURGER AG